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                                                                     Exhibit 3.1

                                    FORM OF
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                                ORTHOVITA, INC.

1.   The name of the corporation is Orthovita, Inc. (the "Corporation").

2. The name of the Commercial Registered Office Provider is Corporation Service Company, Montgomery County.

3. The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL").

4. The Corporation's board of directors (the "Board of Directors") shall have such number of members as determined from time to time by the Corporation's board of directors.

5.   Capital Stock.
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     The aggregate number of shares which the Corporation shall have authority to issue is 50,000,000 common shares, $.01 par value (the "Common Shares"), and 20,000,000 preferred shares, $.01 par value (the "Preferred Shares"). The Board of Directors may authorize the issuance from time to time of Preferred Shares in one or more classes or series and with designations, voting rights, preferences, and special rights, if any, as the Board of Directors may fix by resolution. Without limiting the foregoing, the Board of Directors is authorized to fix with respect to each series:

     (a) the number of shares which shall constitute the series and the name of the series;

     (b) the rate and times at which, and the preferences and conditions under which, dividends shall be payable on shares of the series, and the status of such dividends as cumulative or non-cumulative and as participating or non-participating;

     (c) the prices, times and terms, if any, at or upon which shares of the series shall be subject to redemption;

     (d) the rights, if any, of holders of shares of the series to convert such shares into, or to exchange such shares for, shares of any other class of stock of the Corporation;
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     (e) the rights and preferences, if any, of the holders of shares of the series upon any liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation;

     (f) the limitations, if any, applicable while such series is outstanding, on the payment of dividends or making of distributions on, or the acquisition of, the Common Stock or any other class of stock which does not rank senior to the shares of the series; and

     (g) the voting rights, if any, to be provided for shares of the series.

6.   Duties and Liabilities of Directors and Officers.
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     (a) Directors and officers as fiduciaries.  A director or officer of the
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Corporation shall stand in a fiduciary relation to the Corporation and shall perform his or her duties as a director or officer, including his or her duties as a member of any committee of the Board of Directors upon which he or she may serve, in good faith, in a manner he or she reasonably believes to be in the best interests of the Corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his or her duties, a director or officer shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by: (a) one or more officers or employees of the Corporation whom the director or officer reasonably believes to be reliable and competent with respect to the matters presented, (b) counsel, public accountants or other persons as to matters that the director or officer reasonably believes to be within the professional or expert competence of such person, or (c) a committee of the Board of Directors upon which the director or officer does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director or officer reasonably believes to merit confidence. A director or officer shall not be considered to be acting in good faith if he or she has actual knowledge concerning the matter in question that would cause his or her reliance to be unwarranted. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or officer of the Corporation or any failure to take any action shall be presumed to be in the best interests of the Corporation.

     (b) Personal liability of directors.  A director of the Corporation shall
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not be personally liable for monetary damages as such (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under these Amended and Restated Articles of Incorporation, the Amended and Restated Bylaws of the Corporation or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

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     (c) Personal liability of officers.  An officer of the Corporation shall
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not be personally liable, as such, to the Corporation or its shareholders for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless the officer has breached or failed to perform the duties of his or her office under these Amended and Restated Articles of Incorporation, the Amended and Restated Bylaws of the Corporation or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

7. The shareholders of the Corporation shall not have the right to cumulate their votes for the election of directors of the Corporation.

8. Subchapters B, C, D, E, G, H, I and J of Section 25 of the Business Corporation Law of 1988, as amended, shall not be applicable to the Corporation.

9. The Corporation reserves the right, from time to time, to amend, alter or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter provided by statute for the amendment of articles of incorporation.

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